Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Certain terms used below, but not otherwise defined, in this section shall have the meanings ascribed to them elsewhere in Current Report on Form 8-K.

The following unaudited pro forma condensed combined financial information presents the financial information of Getty Images, adjusted to give effect to the planned acquisition of Shutterstock and other significant corporate and financing transactions of Getty Images related thereto, as well as certain other significant pre-closing transactions completed by Shutterstock, to the extent not yet reflected in Shutterstock’s historical financial information (as more fully described below). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the historical balance sheets of Getty Images and Shutterstock on a pro forma basis as if the merger and other significant transactions had been consummated on June 30, 2025. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and the year ended December 31, 2024 combines the historical statements of operations of Getty Images and Shutterstock for such periods on a pro forma basis as if the merger and other significant transactions had been consummated on January 1, 2024, the beginning of the earliest period presented.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that Getty Images believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the merger and other significant transactions occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The merger and other significant transactions are each described in detail below.

The Merger

On January 6, 2025, Getty Images and Shutterstock entered into the merger agreement, pursuant to which, through a series of transactions, Shutterstock will become a wholly owned subsidiary of Getty Images.

As a result of the transactions outlined in the merger agreement, each share of Shutterstock common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each holder of such share of Shutterstock common stock, and subject to proration in accordance with the merger agreement, either:

(i)	$9.50 per share in cash, and 9.17 shares of Getty Images common stock (a “mixed election”);

(ii)	$28.8487 in cash (a “cash election”); or

(iii)	13.67237 shares of Getty Images common stock (a “stock election”).

The shareholder election will be subject to a proration mechanism, such that the aggregate consideration to be paid by Getty Images in respect of the outstanding shares of Shutterstock common stock will, in each case, be equal to:

(a)	an amount in cash equal to the product of $9.50 multiplied by the number of shares of Shutterstock common stock outstanding immediately prior to the effective time of the merger (including in respect of vested Shutterstock RSU awards and Shutterstock PSU awards as of the effective time of the merger, as described below) (the “total cash consideration”); and

(b)	a number of shares of Getty Images common stock equal to the product of 9.17 multiplied by the number of shares of Shutterstock common stock outstanding immediately prior to the effective time (including in respect of vested Shutterstock RSU awards and Shutterstock PSU awards as of the effective time of the merger, as described below) (the “total stock consideration”).

Each of the total cash consideration and total stock consideration will be fixed as of immediately prior to the effective time. Therefore, as referenced above, cash elections will be subject to proration if cash elections are oversubscribed, and stock elections will be subject to proration if stock elections are oversubscribed. See the section titled “The Merger Agreement—Merger Consideration” in the prospectus filed with the Securities and Exchange Commission on April 30, 2025 for additional information regarding the merger consideration.

At the effective time of the merger, each Shutterstock RSU award, Shutterstock PSU award and Shutterstock option (each as defined in the section titled “Summary – Treatment of Shutterstock Equity Awards”) (collectively, the “Shutterstock equity awards”) will be treated as follows in accordance with the merger agreement:

(i)	each Shutterstock RSU award that is vested and outstanding as of immediately prior to the effective time of the merger or, pursuant to its terms as in effect as of the date of the merger agreement, would become vested as of the effective time of the merger, will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock RSU award, the merger consideration (as if the holders of such Shutterstock RSU awards held shares of Shutterstock common stock, and subject to the shareholder election and proration mechanics), less any applicable tax withholding and other authorized deductions;

(ii)	each outstanding Shutterstock PSU award that is vested and outstanding as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock PSU award, the merger consideration (as if the holders of such Shutterstock PSU award held shares of Shutterstock common stock, and subject to the shareholder election and proration mechanics), less any applicable tax withholding and other authorized deductions;

(iii)	each Shutterstock RSU award and Shutterstock PSU award that is outstanding immediately prior to the effective time of the merger and that is not converted into a right to receive the merger consideration will be assumed by Getty Images and converted into the right to receive (i) an amount in cash equal to the number of shares of Shutterstock common stock subject to such Shutterstock RSU award or Shutterstock PSU award immediately prior to the effective time of the merger (which for purposes of Shutterstock PSU awards will be determined based on target performance) multiplied by $9.50, and (ii) a Getty Images time-based restricted stock unit award (a “converted RSU award” or “converted PSU award” as applicable) in respect of a number of shares of Getty Images common stock, rounded down to the nearest whole number of shares of Getty Images common stock, equal to the product of the number of shares of Shutterstock common stock subject to such Shutterstock RSU award or Shutterstock PSU award as of immediately prior to the effective time of the merger (which for purposes of Shutterstock PSU awards will be determined based on target performance) multiplied by 9.17. Each converted RSU award and converted PSU award will continue to have and will be subject to the same terms and conditions as applied to the corresponding Shutterstock RSU award or Shutterstock PSU award immediately prior to the effective time of the merger, except that converted PSU awards will only be subject to time-based vesting through the applicable vesting date of the Shutterstock PSU award, which will be the vesting date set forth in the applicable award agreement governing the Shutterstock PSU award without giving effect to any determination related to performance achievement.

(iv)	each outstanding and unexercised Shutterstock option (whether vested or unvested) will be assumed by Getty Images and converted into an option to acquire shares of Getty Images common stock (a “converted option”) on the same terms and conditions (including applicable vesting, exercise, and expiration provisions) as applied to each such Shutterstock option immediately prior to the effective time of the merger agreement, except that (i) the number of shares of Getty Images common stock, rounded down to the nearest whole number of Getty Images common stock, subject to such converted option will equal the product of the number of shares of Shutterstock common stock subject to such Shutterstock option immediately prior to the effective time of the merger multiplied by the equity award exchange ratio (as defined below) and (ii) the per share exercise price of such converted option, rounded up to the nearest whole cent, will equal the quotient of the exercise price per share of Shutterstock common stock at which such Shutterstock option was exercisable immediately prior to the effective time of the merger, divided by the equity award exchange ratio. For purposes of the merger agreement, the “equity award exchange ratio” means the sum of (i) 9.17 and (ii) the quotient of $9.50 divided by the 10-day average closing stock price of Getty Images common stock for the period ending two business days prior to the closing of the merger as quoted on the NYSE.

Based on the fully diluted number of shares of Getty Images common stock and Shutterstock common stock as of September 9, 2025, it is expected that Getty Images stockholders will hold approximately 53.5%, and Shutterstock stockholders will hold approximately 46.5%, of the fully diluted shares of the combined company immediately after the merger.

The acquisition of Shutterstock is expected to be accounted for as a business combination using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Getty Images is expected to be treated as the accounting acquirer after taking into account various factors, including the relative share ownership, the composition of the governing body of the combined entity, and the designation of certain senior management positions. Under the acquisition method of accounting for purposes of these unaudited pro forma condensed combined financial statements, management has determined a preliminary estimated purchase price, calculated as described in Note 3. Shutterstock’s assets acquired and liabilities assumed in connection with the merger are recorded at their estimated acquisition date fair values. A final determination of these estimated fair values will be based on the actual net assets of Shutterstock that exist as of the date of completion of the merger.

Financing

Getty Images has agreed to use reasonable best efforts to do all things necessary to ensure it will have at closing of the merger immediately available funds sufficient to (a) make all cash payments contemplated by the merger agreement to be paid at the closing of the merger by Getty Images, Merger Sub 2 or Merger Sub 3, (b) repay, prepay, refinance or discharge Shutterstock’s existing credit agreement and any other indebtedness designated by Shutterstock pursuant to the merger agreement as “payoff indebtedness” and (c) pay all fees and expenses required to be paid at the closing of the merger by Getty Images, Merger Sub 2 or Merger Sub 3 in connection with the transactions contemplated by the merger agreement. Getty Images has also agreed to use reasonable best efforts to amend or otherwise refinance its existing term loans and senior notes to extend the maturity of each to no earlier than February 19, 2028 prior to the closing of the merger.

In anticipation of the closing of the merger, in February 2025, Getty Images entered into the Second Incremental Commitment Amendment and Third Amendment to Credit Agreement (the “Refinancing Amendment”), which amended their existing credit agreement, dated as of February 19, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Amendment Effective Date, the “Existing Credit Agreement” and as amended by the Refinancing Amendment, the “Amended Credit Agreement”).  The Refinancing Amendment, among other things, provided for (i) a new tranche of senior secured fixed rate incremental term loans denominated in U.S. dollars in an aggregate principal amount of $580.0 million (the “Dollar Fixed Rate Term B-1 Loans”) and (ii) a new tranche of senior secured term loans denominated in Euros in an aggregate principal amount of €440.0 million (the “Euro Term B-1 Loans” and together with the Dollar Fixed Rate Term B-1 Loans, the “Term B-1 Loans”).  The proceeds of the Term B-1 Loans were used to refinance in full all outstanding term loans under the Existing Credit Agreement.  Getty Images had the option to exchange the Dollar Fixed Rate Term B-1 Loans for notes with similar economics as the Dollar Fixed Rate Term B-1 Loans being exchanged (the “Permitted Debt Exchange Offer”). On May 5, 2025 (the “Permitted Debt Exchange Date”) Getty Images completed its option to exchange the Dollar Fixed Rate Term B-1 Loans for senior secured notes, (the “Senior Secured Notes”). After the Permitted Debt Exchange Offer, the Getty Images continued to have $40.1 million in Dollar Fixed Rate Term B-1 Loans outstanding.

Getty Images expects to incur new debt of approximately $615.7 million, through an offering of senior secured notes or through an amendment or otherwise refinance of its Amended Credit Agreement, to finance the cash consideration for the merger, including payoff of existing indebtedness of Shutterstock. Getty Images also expects to commence an exchange offer to tender its senior unsecured notes due March 1, 2027, with a principal balance of $300.0 million (the “Existing Senior Notes”) for new notes such that its obligations are extended to March 2028, pursuant to the terms of the merger agreement. The estimated incurrence of new debt as of June 30, 2025 is in addition to the Refinancing Amendment executed in February 2025 and the Permitted Debt Exchange Offer in May 2025.

Envato Acquisition

On July 22, 2024, Shutterstock completed the acquisition of Envato Pty Ltd. (“Envato”) pursuant to a Share Purchase Agreement (the “Envato purchase agreement”) entered into by Shutterstock on May 1, 2024, to acquire all of the issued and outstanding capital stock of Envato for an aggregate purchase price of $250 million (the “Envato Acquisition”). Shutterstock accounted for the Envato Acquisition as a business combination under ASC 805.

Certain acquisition adjustments have been made in the historical presentation of Shutterstock’s statement of operations for the year ended December 31, 2024 to present the effects of the Envato Acquisition as if the acquisition closed on January 1, 2024. See Note 6 for further details.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025

(in thousands)

	Historical		Pro Forma
	Getty	Shutterstock			Transaction
	Images	As Reclassified	Financing		Accounting		Pro Forma
	As Reported	(Note 2)	Adjustments	Notes	Adjustments	Notes	Combined
ASSETS
Cash and cash equivalents	$110,275	$116,410	$588,671	4(a)	$(615,713)	5(a)	$158,593
			-		(35,375)	5(f)
			-		(5,675)	5(g)
Restricted cash	4,105	-	-		-		4,105
Accounts receivable - net of allowance	162,659	151,752	-		-		314,411
Prepaid expenses	15,463	18,989	-		(325)	5(b)	34,127
Insurance recovery receivable	37,619	-	-		-		37,619
Taxes receivable	10,540	10,795	-		-		21,335
Other current assets	8,148	10,760	-		-		18,908
Total current assets	348,809	308,706	588,671		(657,088)		589,098
Property and equipment, net	187,178	63,291	-		(57,700)	5(d)	192,769
Operating lease right-of-use assets	29,241	12,861	-		-		42,102
Goodwill	1,516,960	575,249	-		(54,301)	5(j)	2,037,908
Intangible assets, net of accumulated amortization	416,030	238,037	-		641,963	5(e)	1,296,030
Deferred income taxes, net	66,355	77,079	-		(77,079)	5(h)	66,355
Other assets	31,388	101,228	-		(1,003)	5(b)	131,613
Total assets	$2,595,961	$1,376,451	$588,671		$(205,208)		$4,355,875
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,496	$109,013	$-		$(908)	5(f)	$211,601
Accrued expenses	66,686	135,370	(7,313)	4(a)	(1,563)	5(a)	185,816
			-		(9,852)	5(f)
			-		2,488	5(g)
Income taxes payable	9,463	5,093	-		-		14,556
Litigation reserves	114,002	-	-		-		114,002
Deferred revenue	184,934	226,719	-		-		411,653
Debt	21,101	158,108	-		(158,108)	5(a)	21,101
Other current liabilities	-	-	-		-		-
Total current liabilities	499,682	634,303	(7,313)		(167,943)		958,729
Long-term debt, net	1,341,305	118,119	595,559	4(b)	648	5(b)	1,936,864
			-		(118,767)	5(a)
Lease liabilities	25,925	20,806	-		-		46,731
Deferred income taxes, net	44,803	1,933	-		68,987	5(h)	94,447
			-		(21,276)	5(i)
Uncertain tax positions	21,711	12,973	-		-		34,684
Other long-term liabilities	2,523	2,154	-		-		4,677
Total liabilities	1,935,949	790,288	588,246		(238,351)		3,076,132

Stockholders’ equity:
Redeemable Preferred Stock	-	-	-		-		-
Class A common stock	41	407	-		(407)	5(c)	74
			-		33	5(a)
Class B common stock	-	-	-		-		-
Treasury stock	-	(269,804)	-		269,804	5(c)	-
Additional paid-in capital	2,027,941	496,883	-		(496,883)	5(c)	2,664,778
			-		630,775	5(a)
			-		6,062	5(g)
Accumulated deficit	(1,361,123)	361,206	425	4(b)	(1,976)	5(b)	(1,378,262)
			-		21,276	5(i)
			-		(359,230)	5(c)
			-		(24,615)	5(f)
			-		(14,225)	5(g)
Accumulated other comprehensive loss	(55,701)	(2,529)	-		2,529	5(c)	(55,701)
Total Getty Images Holdings, Inc. stockholders’ equity	611,158	586,163	425		33,143		1,230,889
Non-controlling interest	48,854	-	-		-		48,854
Total stockholders’ equity	660,012	586,163	425		33,143		1,279,743
Total liabilities and stockholders’ equity	$2,595,961	$1,376,451	$588,671		$(205,208)		$4,355,875

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

(in thousands, except share and per share amounts)

	Historical		Pro Forma
	Getty Images As Reported	Shutterstock As Reclassified (Note 2)	Financing Adjustments	Note	Transaction Accounting Adjustments	Note	Pro Forma Combined	Note
Revenue	$458,959	$509,610	$-		$-		$968,569

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	125,838	104,422	-		-		230,260
Selling, general and administrative expenses	203,334	314,967	-		(33,509)	5(n)	501,733
			-		16,941	5(o)
Depreciation	30,482	21,515	-		(20,400)	5(k)	31,597
Amortization	1,139	23,774	-		(23,774)	5(l)	44,456
			-		43,317	5(m)
Loss on litigation	6,350	-	-		-		6,350
Other operating expenses (income) - net	28,914	-	-		-		28,914
Total operating expenses	396,057	464,678	-		(17,425)		843,310
Income from operations	62,902	44,932	-		17,425		125,259

Other (expense) income, net:
Interest expense	(69,231)	(8,522)	8,522	4(c)	-		(113,130)
			(43,899)	4(d)	-
Foreign exchange gain (loss) – net	(79,849)	(1,162)	-		-		(81,011)
Loss on extinguishment of debt	(5,474)	-	-		-		(5,474)
Other non-operating income (expense) - net	(4,029)	28,301	-		-		24,272
Total other expense - net	(158,583)	18,617	(35,377)		-		(175,343)
Income (loss) before income taxes	(95,681)	63,549	(35,377)		17,425		(50,084)
Income tax (expense) benefit	(41,250)	(15,421)	-		(4,356)	5(r)	(61,027)

Net income (loss)	(136,931)	48,128	(35,377)		13,069		(111,111)
Less:
Net income (loss) attributable to non-controlling interest	710	-	-		-		710
Net income (loss) attributable to Getty Images Holdings, Inc.	$(137,641)	$48,128	$(35,377)		$13,069		$(111,821)

Net income (loss) per share attributable to Class A Getty Images Holdings, Inc. common stockholders:
Basic	$(0.33)						$(0.15)	5(s)
Diluted	$(0.33)						$(0.15)	5(s)

Weighted-average Class A common shares outstanding:
Basic	413,110,883				325,559,080	5(s)	738,669,963	5(s)
Diluted	413,110,883				325,559,080	5(s)	738,669,963	5(s)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands, except share and per share amounts)

	Historical		Pro Forma
	Getty Images As Reported	Shutterstock As Reclassified and Adjusted (Note 2)	Financing Adjustments	Note	Transaction Accounting Adjustments	Note	Pro Forma Combined	Note
Revenue	$939,287	$1,044,250	$-		$-		$1,983,537

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	253,068	229,640	-		-		482,708
Selling, general and administrative expenses	407,796	643,769	-		(56,330)	5(n)	1,077,886
			-		55,275	5(o)
			-		24,614	5(p)
			-		2,762	5(q)
Depreciation	58,987	42,241	-		(39,300)	5(k)	61,928
Amortization	2,306	55,467	-		(55,467)	5(l)	88,940
			-		86,634	5(m)
Loss on litigation	20,491	-	-		-		20,491
Other operating expenses (income) - net	15,834	-	-		-		15,834
Total operating expenses	758,482	971,117	-		18,188		1,747,787
Income from operations	180,805	73,133	-		(18,188)		235,750

Other (expense) income, net:
Interest expense	(131,408)	(11,223)	10,561	4(c)	-		(221,990)
			(89,920)	4(d)	-
Loss on fair value adjustment for swaps - net	(1,459)	-	-		-		(1,459)
Foreign exchange gain (loss) – net	36,071	(1,831)	-		-		34,240
Gain on extinguishment of debt	-	-	425	4(e)	-		425
Other non-operating income (expense) - net	2,946	7,508	-		-		10,454
Total other expense - net	(93,850)	(5,546)	(78,934)		-		(178,330)
Income (loss) before income taxes	86,955	67,587	(78,934)		(18,188)		57,420
Income tax (expense) benefit	(47,483)	(27,258)	(106)	4(f)	25,823	5(r)	(49,024)

Net income (loss)	39,472	40,329	(79,040)		7,635		8,396
Less:
Net income (loss) attributable to non-controlling interest	(61)	-	-		-		(61)
Net income (loss) attributable to Getty Images Holdings, Inc.	$39,533	$40,329	$(79,040)		$7,635		$8,457

Net income (loss) per share attributable to Class A Getty Images Holdings, Inc. common stockholders:
Basic	$0.10						$0.01	5(s)
Diluted	$0.10						$0.01	5(s)

Weighted-average Class A common shares outstanding:
Basic	409,144,863				325,559,080	5(s)	734,703,943	5(s)
Diluted	414,870,801				345,521,892	5(s)	760,392,693	5(s)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information presents the financial information of Getty Images, adjusted to give effect to the planned acquisition of Shutterstock and other significant corporate and financing transactions of Getty Images related thereto, as well as certain other significant pre-closing transactions completed by Shutterstock, to the extent not yet reflected in Shutterstock’s historical financial information (as more fully described in Note 6). The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The acquisition of Shutterstock is expected to be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. Getty Images is expected to be treated as the accounting acquirer after taking into account various factors, including the relative share ownership, the composition of the governing body of the combined entity, and the designation of certain senior management positions. For purposes of these unaudited pro forma condensed combined financial statements, management has determined a preliminary estimated purchase price for the business combination, and such amount has been calculated as described in Note 3. The net assets acquired in connection with the merger are at their estimated fair values. A final determination of these estimated fair values will be based on the actual net assets acquired of Shutterstock as of the closing of the merger.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the historical balance sheets of Getty Images and Shutterstock on a pro forma basis as if the merger and other significant transactions had been consummated on June 30, 2025. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and the year ended December 31, 2024 combines the historical statements of operations of Getty Images and Shutterstock for such periods on a pro forma basis as if the merger and other significant transactions had been consummated on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and the year ended December 31, 2024 have been prepared using, and should be read in conjunction with:

●	Getty Images’ unaudited condensed consolidated balance sheet as of June 30, 2025 and the related notes thereto included in Getty Images’ Quarterly Report on Form 10-Q filed with the SEC on August 11, 2025 and incorporated herein by reference; and

●	Shutterstock’s unaudited condensed consolidated balance sheet as of June 30, 2025 and the related notes thereto included in Shutterstock’s Quarterly Report on Form 10-Q filed with the SEC on July 29, 2025 and incorporated herein by reference.

●	Getty Images’ audited consolidated statement of operations for the year ended December 31, 2024 and the related notes thereto included in Getty Images’ Annual Report on Form 10-K filed with the SEC on March 17, 2025 and incorporated herein by reference; and

●	Shutterstock’s audited consolidated statement of operations for the year ended December 31, 2024 and the related notes thereto included in Shutterstock’s Annual Report on Form 10-K filed with the SEC on February 25, 2025 and incorporated herein by reference.

●	Envato’s audited consolidated statement of profit or loss for the year ended June 30, 2024 and the related notes thereto included as Exhibit 99.1 in Shutterstock’s Current Report on Form 8-K filed with the SEC on March 28, 2025, and incorporated herein by reference;

●	Envato’s unaudited condensed consolidated statement of profit or loss for the six months ended December 31, 2023 and the related notes thereto included as Exhibit 99.2 in Shutterstock’s Current Report on Form 8-K filed with the SEC on March 28, 2025, and incorporated herein by reference; and

●	Envato’s unaudited statement of profit or loss for the period from July 1, 2024 to July 22, 2024, derived from the books and records of Envato.

As described above, in anticipation of the closing of the merger, in February 2025 Getty Images entered into the Refinancing Amendment, which among other things, provided for the Term B-1 Loans.  The proceeds of the Term B-1 Loans were used to refinance in full all outstanding term loans under the Existing Credit Agreement.  In May 2025, the Permitted Debt Exchange Offer was completed.

Getty Images expects to incur new debt of approximately $615.7 million, through an offering of senior secured notes or through an amendment or otherwise refinance of its Amended Credit Agreement, to finance the cash consideration for the merger, including payoff of existing indebtedness of Shutterstock. In addition, Getty Images expects to commence an exchange offer to tender its Existing Senior Notes such that its obligations are extended pursuant to the terms of the merger agreement. The estimated incurrence of new debt as of June 30, 2025 is in addition to the Refinancing Amendment executed in February 2025 and the Permitted Debt Exchange Offer in May 2025.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the merger and other significant transactions occurred on the dates indicated. The actual financial position and results of operations may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of changes in the fair value per share of Getty Images common stock, the timing of the closing of the merger, and other changes in Shutterstock assets and liabilities that occur prior to the completion of the mergers.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate Getty Images and Shutterstock historical financial statements.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the merger and other significant transactions.

Note 2 – Accounting Policies and Reclassifications

During the preparation of the unaudited pro forma condensed combined financial statements, Getty Images performed a preliminary analysis to identify differences in Shutterstock’s and Getty Images’ historical financial statement presentation and significant accounting policies. Based on its initial analysis, Getty Images did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. However, certain reclassification adjustments have been made to conform Shutterstock’s historical financial statement captions to Getty Images’ financial statement captions in the unaudited pro forma condensed combined financial statements.

Getty Images’ cost of revenue excludes depreciation and amortization and primarily reflects royalties on licensed content and costs of assignment photo shoots. Shutterstock’s historical cost of revenue includes royalties paid to contributors, as well as depreciation and amortization and certain other costs. Other costs include credit card processing fees, content reviewer costs, customer service expenses, infrastructure and hosting costs related to maintaining its creative platform and cloud-based software platform, allocated facility costs and other supporting overhead costs, including employee compensation associated with the maintenance of Shutterstock’s creative platform. Reclassification adjustments have been made to conform Shutterstock’s historical cost of revenue presentation to Getty Images’ cost of revenue presentation. The reclassifications to cost of revenue, as well as all other reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity, total revenues, total expenses, or net income of Shutterstock.

Following the completion of the merger, or as more information becomes available, Getty Images will finalize its comprehensive review of financial statement presentation and accounting policies. Therefore, the pro forma financial information may not reflect all reclassifications necessary to conform Shutterstock’s presentation to that of Getty Images due to limitations on the availability of information as of the date of this Current Report on Form 8-K. Accounting policy differences and additional reclassification adjustments may be identified as more information becomes available.

The following sets forth the reclassification adjustments made to conform Shutterstock’s presentation to Getty Images’ presentation in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 (in thousands):

		Historical
Shutterstock caption	Getty Images caption	Shutterstock As Reported	Reclassification Adjustments	Note	Shutterstock As Reclassified
ASSETS	ASSETS
Current assets:	Current assets:
Cash and cash equivalents	Cash and cash equivalents	$116,410	$-		$116,410
	Restricted cash		-
Accounts receivable, net of allowance	Accounts receivable - net of allowance	151,752	-		151,752
Prepaid expenses and other current assets	Prepaid expenses	40,544	(21,555)	2(a), 2(b)	18,989
	Taxes receivable	-	10,795	2(a)	10,795
	Other current assets	-	10,760	2(b)	10,760
	Total current assets	308,706	-		308,706

Property and equipment, net	Property and equipment, net	63,291	-		63,291
Right-of-use assets	Operating lease right-of-use assets	12,861	-		12,861
Intangible assets, net	Intangible assets, net of accumulated amortization	238,037	-		238,037
Goodwill	Goodwill	575,249	-		575,249
Deferred tax assets, net	Deferred income taxes, net	77,079	-		77,079
Other assets	Other assets	101,228	-		101,228
	Total assets	$1,376,451	$-		$1,376,451
LIABILITIES AND STOCKHOLDERS’ EQUITY	LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:	Current liabilities:
Accounts payable	Accounts payable	$15,987	$93,026	2(c)	$109,013
Accrued expenses	Accrued expenses	121,451	13,919	2(e)	135,370
Contributor royalties payable		93,026	(93,026)	2(c)	-
Deferred revenue	Deferred revenue	226,719	-		226,719
Debt		158,108	-		158,108
	Income taxes payable	-	5,093	2(d)	5,093
Other current liabilities		19,012	(19,012)	2(d), 2(e)	-
	Total current liabilities	634,303	-		634,303
Deferred tax liability, net	Deferred income taxes, net	1,933	-		1,933
Long-term debt	Long-term debt, net	118,119	-		118,119
Lease liabilities	Lease liabilities	20,806	-		20,806
	Uncertain tax positions	-	12,973	2(f)	12,973
Other non-current liabilities	Other long-term liabilities	15,127	(12,973)	2(f)	2,154
	Total liabilities	790,288	-		790,288

Stockholders’ equity:	Stockholders’ equity:
Common stock	Class A common stock	407	-		407
Treasury stock		(269,804)	-		(269,804)
Additional paid-in capital	Additional paid-in capital	496,883	-		496,883
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(2,529)	-		(2,529)
Retained earnings	Accumulated deficit	361,206	-		361,206
	Total Getty Images Holdings, Inc. stockholders’ equity	586,163	-		586,163
	Non-controlling interest	-	-		-
	Total stockholders’ equity	586,163	-		586,163
	Total liabilities and stockholders’ equity	$1,376,451	$-		$1,376,451

2(a)	Represents the reclassification of income taxes receivable presented in “Prepaid expenses and other current assets” on Shutterstock’s balance sheet into “Taxes receivable” to conform to Getty Images’ balance sheet presentation.

2(b)	Represents the reclassification of deferred compensation assets, short term security deposits, deferred commissions, and other current assets presented in “Prepaid expenses and other current assets” on Shutterstock’s balance sheet into “Other current assets” to conform to Getty Images’ balance sheet presentation.

2(c)	Represents the reclassification of royalties payable to contributors for licensed content, classified in “Contributor royalties payable” on Shutterstock’s balance sheet into “Accounts payable” to conform to Getty Images’ balance sheet presentation.

2(d)	Represents the reclassification of income taxes payable presented in “Other current liabilities” on Shutterstock’s balance sheet into “Income taxes payable” to conform to Getty Images’ balance sheet presentation.

2(e)	Represents the reclassification of current operating lease obligations, reserves, and other miscellaneous current liabilities presented in “Other current liabilities” on Shutterstock’s balance sheet into “Accrued expenses” to conform to Getty Images’ balance sheet presentation.

2(f)	Represents the reclassification of reserves for uncertain tax positions presented in “Other long-term liabilities” on Shutterstock’s balance sheet into “Uncertain tax positions” to conform to Getty Images’ balance sheet presentation.

The following sets forth the reclassification adjustments made to conform Shutterstock’s presentation to Getty Images’ presentation in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 (in thousands):

		Shutterstock	Reclassification		Shutterstock
Shutterstock Caption	Getty Images Caption	As Reported	Adjustments	Note	As Reclassified
Revenue	Revenue	$509,610	$-		$509,610

Operating expenses:	Operating expenses:
Cost of revenue	Cost of revenue (exclusive of depreciation and amortization)	206,882	(102,460)	2(g), 2(h)	104,422
Sales and marketing		110,436	(110,436)	2(g)	-
Product development		40,619	(40,619)	2(g)	-
General and administrative	Selling, general and administrative expenses	106,741	208,226	2(g), 2(h)	314,967
	Depreciation	-	21,515	2(h)	21,515
	Amortization	-	23,774	2(h)	23,774
Total operating expenses	Total operating expenses	464,678	-		464,678
Income from operations	Income from operations	44,932	-		44,932

	Other (expense) income, net:
Interest expense	Interest expense	(8,522)	-		(8,522)
	Foreign exchange loss – net	-	(1,162)	2(i)	(1,162)
Other income / (expense), net	Other non-operating income (expense) - net	27,139	1,162	2(i)	28,301
	Total other expense - net	18,617	-		18,617
	Income before income taxes	63,549	-		63,549
Provision for income taxes	Income tax expense	(15,421)			(15,421)
	Net income	$48,128	$-		$48,128

The following sets forth the reclassification adjustments made to conform Shutterstock’s presentation, after giving effect to the Envato Acquisition as described in Note 6, to Getty Images’ presentation in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 (in thousands):

		Shutterstock As Adjusted	Reclassification		Shutterstock As Reclassified
Shutterstock Caption	Getty Images Caption	(Note 6)	Adjustments	Note	and Adjusted
Revenue	Revenue	$1,044,250	$-		$1,044,250

Operating expenses:	Operating expenses:
Cost of revenue	Cost of revenue (exclusive of depreciation and amortization)	446,456	(216,816)	2(g), 2(h)	229,640
Sales and marketing		238,673	(238,673)	2(g)	-
Product development		102,103	(102,103)	2(g)	-
General and administrative	Selling, general and administrative expenses	183,885	459,884	2(g), 2(h)	643,769
	Depreciation	-	42,241	2(h)	42,241
	Amortization	-	55,467	2(h)	55,467
Total operating expenses	Total operating expenses	971,117	-		971,117
Income from operations	Income from operations	73,133	-		73,133

	Other (expense) income, net:
Interest expense	Interest expense	(11,223)	-		(11,223)
	Foreign exchange loss – net	-	(1,831)	2(i)	(1,831)
Other income / (expense), net	Other non-operating income (expense) - net	5,677	1,831	2(i)	7,508
	Total other expense - net	(5,546)	-		(5,546)
	Income before income taxes	67,587	-		67,587
Provision for income taxes	Income tax expense	(27,258)			(27,258)
	Net income	$40,329	$-		$40,329

2(g)	Represents the reclassification of “Sales and marketing”, “Product development”, and certain indirect components of “Cost of revenue” on Shutterstock’s statement of operations into “Selling, general and administrative expenses” to conform to Getty Images’ statement of operations presentation.

2(h)	Represents the reclassification of depreciation and amortization expenses presented in “Cost of revenue” and “General and administrative” on Shutterstock’s statement of operations into “Depreciation” and “Amortization” to conform to Getty Images’ statement of operations presentation.

2(i)	Represents the reclassification of foreign currency losses presented in “Other income / (expense), net” on Shutterstock’s statement of operations into “Foreign exchange gain (loss) – net” to conform to Getty Images’ statement of operations presentation.

Note 3 – Estimated Merger Consideration and Preliminary Purchase Price Allocation

Estimated Merger Consideration

The fair value of the merger consideration to be transferred upon completion of the merger will include (1) the fair value of Getty Images common stock to be issued to holders of Shutterstock common stock pursuant to the merger agreement (including Shutterstock RSU awards and Shutterstock PSU awards that are vested and outstanding as of immediately prior to the effective time of the merger or would become vested as of the effective time of the merger pursuant to its terms), (2) cash consideration to be paid to holders of Shutterstock common stock pursuant to the merger agreement, (3) the fair value attributable to the precombination service period for each Shutterstock RSU award or Shutterstock PSU award that will be converted into a Getty Images RSU award, and each Shutterstock option that will be converted into an option to acquire shares of Getty Images common stock, and (4) Getty’s repayment of Shutterstock’s indebtedness as provided for in the merger agreement.

The following table summarizes the components of the estimated preliminary merger consideration (in thousands, except share and per share amounts):

Shutterstock common stock outstanding(a)	35,502,626
Equity consideration:
Stock consideration per share of Shutterstock common stock(e)	9.17
Estimated total Getty Images common stock to be issued	325,559,080
Getty Images common stock per share price(b)	$1.87
Estimated fair value of total stock consideration	$608,795
Estimated fair value attributed to precombination services for converted Shutterstock equity awards(c)	$22,013
Estimated total equity portion of merger consideration	$630,808
Cash consideration:
Cash consideration per share of Shutterstock common stock(e)	$9.50
Estimated total cash consideration	$337,275
Estimated cash to payoff Shutterstock’s indebtedness(d)	$278,438
Estimated total cash portion of merger consideration	$615,713
Estimated total merger consideration	$1,246,521

(a)	Represents the number of shares of Shutterstock common stock outstanding as of September 9, 2025.

(b)	Represents the closing price of Getty Images common stock on September 9, 2025.

(c)	Based on 4,238,651 unvested Shutterstock RSU awards and 339,188 unvested Shutterstock PSU awards as of September 9, 2025 that are expected to be converted into Getty Images RSU awards, and 263,742 vested Shutterstock options as of September 9, 2025 that are expected to be converted into options to acquire Getty Images common stock, in each case pursuant to the merger agreement. The estimated fair value of the Shutterstock equity awards attributed to precombination services was calculated by multiplying the estimated fair value-based measure of each Shutterstock equity award by the ratio of the precombination service period over the total service period (by award, respectively), assuming the merger was completed on September 9, 2025. The fair value-based measure of each Shutterstock RSU award and Shutterstock PSU award was estimated as the closing price of Shutterstock common stock on September 9, 2025, and resulted in $21.9 million attributed to precombination services. The fair value-based measure of the Shutterstock options was estimated using the Black-Scholes option pricing model, and resulted in $0.1 million attributed to precombination services.

(d)	Represents the estimated payoff amount for the repayment of Shutterstock’s indebtedness as provided for in the merger agreement, assuming the payoff occurred on June 30, 2025.

(e)	The aggregate consideration to be paid by Getty Images in respect of the outstanding shares of Shutterstock common stock will be subject to the shareholder election and proration mechanics, such that each of the total cash consideration and total stock consideration will be fixed as of immediately prior to the effective time (as more fully described in the section titled “The Merger Agreement—Merger Consideration—Proration” in the prospectus filed with the Securities and Exchange Commission on April 30, 2025). Cash elections will be subject to proration if cash elections are oversubscribed and stock elections will be subject to proration if stock elections are oversubscribed. In each case, the cash consideration and stock consideration per share of Shutterstock common stock will be equal to $9.50 and 9.17, respectively.

Although the cash consideration and stock consideration per share of Shutterstock common stock is fixed, the estimated total merger consideration at closing may change materially from the amount shown above due to various factors including, but not limited to, changes in the number of shares of Shutterstock common stock outstanding at the effective time of the merger and changes in the closing stock price of Getty Images common stock. Likewise, the number of replacement equity awards will be based on the actual number of Shutterstock equity awards outstanding at the effective time of the merger, and the fair value-based measure of the awards will utilize the closing stock price of Shutterstock common stock on that date. Accordingly, the estimated total merger consideration could differ from the amount calculated above, and that difference may be material.

The following table shows the effect of changes in Getty Images’ common stock price and the resulting impact on the estimated total merger consideration (in thousands, except stock price):

	Getty Images common stock price	Estimated fair value of stock consideration included in merger consideration	Estimated total merger consideration
As presented	$1.87	$608,795	$1,246,521
10% increase	$2.06	$669,675	$1,307,401
10% decrease	$1.68	$547,916	$1,185,642

Any changes to the estimated total merger consideration is expected to be assigned primarily to goodwill.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting in accordance with ASC 805, Shutterstock’s identifiable assets acquired and liabilities assumed by Getty Images are expected to be recorded at their acquisition-date fair value and combined with the assets and liabilities of Getty Images. The pro forma purchase price allocation is preliminary and the estimated fair value of the assets acquired and liabilities assumed are based upon available information and certain assumptions, which Getty Images believes are reasonable to illustrate the estimated effects of the merger. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the merger and will be based on the fair value of the assets acquired and liabilities assumed as of the closing date. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to Shutterstock’s identifiable tangible and intangible assets expected to be acquired and liabilities expected to be assumed by Getty Images, as if the merger had been completed on June 30, 2025 (in thousands):

As of June 30, 2025
Estimated total merger consideration	$1,246,521
Estimated fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	116,410
Accounts receivable	151,752
Prepaid expenses	18,664
Taxes receivable	10,795
Other current assets	10,760
Property and equipment, net	5,591
Operating lease right-of-use assets	12,861
Deferred income taxes, net	(70,920)
Other assets	100,225
Content distribution rights	105,000
Customer relationships	450,000
Trade name	220,000
Developed technology	105,000
Accounts payable	(109,013)
Accrued expenses	(133,807)
Income taxes payable	(5,093)
Deferred revenue	(226,719)
Lease liabilities	(20,806)
Uncertain tax positions	(12,973)
Other long-term liabilities	(2,154)
Total estimated fair value of net assets acquired	725,573
Estimated goodwill	$520,948

Preliminary goodwill is calculated as the excess of the estimated merger consideration over the estimated fair value of the underlying net assets to be acquired. The goodwill arising from the transaction is primarily attributable to expected operational synergies and is not expected to be deductible for income tax purposes. The final calculation of goodwill could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements due to several factors including, but not limited to, fluctuations in the price of Getty Images common stock or Shutterstock common stock, changes in the estimated fair value of assets acquired and liabilities assumed, and differences in the actual assets acquired and liabilities assumed at the effective time of the merger. Each of these potential adjustments would have a corresponding impact to the preliminary calculation of goodwill.

The following table shows the effect of changes in Getty Images’ common stock price and the resulting impact to estimated goodwill (in thousands, except stock price):

	Getty Images common stock price	Estimated Goodwill
As presented	$1.87	$520,948
Increase of 10%	$2.06	$581,828
Decrease of 10%	$1.68	$460,069

A decrease in the fair value of Shutterstock’s assets or an increase in the fair value of Shutterstock’s liabilities from the preliminary valuations would result in a corresponding dollar-for-dollar increase in the estimated amount of goodwill as presented above.

Note 4 – Pro Forma Financing Adjustments

Getty Images expects to incur new debt of approximately $615.7 million, through an offering of senior secured notes or through an amendment or otherwise refinance of its Amended Credit Agreement, to finance the cash consideration for the merger, including payoff of existing indebtedness of Shutterstock. In addition, Getty Images expects to commence an exchange offer to tender its Existing Senior Notes for new notes, such that its obligations are extended to March 2028, pursuant to the terms of the merger agreement.

As described above, in anticipation of the closing of the merger, in February 2025 Getty Images entered into the Refinancing Amendment which, among other things, provided for the Term B-1 Loans.  The proceeds of the Term B-1 Loans were used to refinance in full all outstanding term loans under the Existing Credit Agreement. In May 2025, Getty Images completed the Permitted Debt Exchange Offer.

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 to reflect the expected incurrence of new debt:

4(a)	Represents the change in cash as a result of the expected incurrence of new debt, expected refinancing of Existing Senior Notes, and expected payment of other related fees as follows (in thousands):

As of June 30, 2025
Proceeds:
Expected senior notes offering or refinancing of the Amended Credit Facility	615,713
Expected refinancing of Existing Senior Notes	300,000
Payments:
Existing Senior Notes	(300,000)
Issuance costs from expected senior notes offering or refinancing of the Amended Credit Facility and refinancing of Existing Senior Notes	(19,729)
Accrued interest on Existing Senior Notes, reported in accrued expenses	(7,313)
Net pro forma financing adjustment to cash	$588,671

4(b)	Debt obligations as of June 30, 2025 have been adjusted to reflect the following (in thousands):

As of June 30, 2025
New debt from expected senior notes offering or refinancing of the Amended Credit Facility	$615,713
New debt from expected refinancing of Existing Senior Notes	300,000
915,713
Less:
Reduction for repayment of Existing Senior Notes	(300,425)
Issuance costs from expected senior notes offering or refinancing of the Amended Credit Facility and refinancing of Existing Senior Notes, capitalized	(19,729)
Total debt, net	595,559
Pro forma financing adjustment to current debt, net	-
Net pro forma financing adjustment to long-term debt, net	$595,559

The expected new borrowings from the senior notes offering or refinancing of the Amended Credit Facility of $615.7 million reflected above are assumed to be long-term debt and will be accounted for net of an estimate of debt issuance costs of approximately $12.6 million, which is reflected as a direct deduction from the amount of the new debt cash proceeds. The expected new borrowings from the refinancing of the Existing Senior Notes of $300.0 million reflected above are also assumed to be long-term debt and will be accounted for net of an estimate of debt issuance costs of approximately $7.1 million, which is reflected as a direct deduction from the amount of the new debt cash proceeds. The total pro forma adjustment to debt includes an adjustment to accumulated deficit within equity on the unaudited pro forma condensed consolidated balance sheet as of June 30, 2025 for the write off of certain premiums attributed to the Existing Senior Notes of $0.4 million. If the Existing Senior Notes paid off is deemed to be a modification of terms rather than an extinguishment of debt as assumed herein, then that portion of unamortized debt premium related to the early repayment would be amortized over the life of the new borrowing, and the portion related to the upfront financing fees and costs would be expensed.

The amounts to be refinanced prior to or at the time of merger will differ from the amounts presented as of June 30, 2025 and depending on the market conditions, cash levels at Getty Images, and debt levels of Shutterstock at the time of the closing, Getty Images may borrow more than or less than the amounts presented. See Note 4(e) on interest expense which includes a sensitivity analysis when different borrowing amounts and interest rates are assumed.

A final determination regarding Getty Images’ debt will be made at close of the transaction. Getty Images’ ability to obtain additional financing and the terms of such financing will depend on, among other things, its business plans, operating performance, the condition of the capital markets at the time it seeks financing, and any short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and changes in interest rates have caused disruption in the capital markets, which could make financing more difficult and/or more expensive.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and the year ended December 31, 2024 to reflect the expected incurrence of new debt and expected payment of other related fees, in addition to the impact of the February 2025 Refinancing Amendment and the May 2025 Permitted Debt Exchange:

4(c)	Reflects the reversal of Shutterstock’s historical interest expense, inclusive of amortization of debt discounts and debt issuance costs for the six months ended June 30, 2025 and the year ended December 31, 2024, that would not have been incurred had the merger been consummated on January 1, 2024 due to the anticipated payoff of Shutterstock’s indebtedness at the closing of the merger.

4(d)	Reflects the elimination of the interest expense and amortization of debt issuance costs incurred in the periods related to the Existing Credit Agreement and Existing Senior Notes, and the recognition of estimated incremental interest expense associated with Term B-1 Loans, Senior Secured Notes, refinanced Existing Senior Notes and new debt from the expected senior notes offering or refinanced Amended Credit Facility.

The pro forma adjustment reflects the reversal of interest expense on the debt repaid or expected to be repaid. In addition, the pro forma adjustments reflect the estimated interest expense on the new borrowings discussed above in Note 4(b), as if such borrowings were outstanding since January 1, 2024. As discussed in Note 4(b), the amounts to be refinanced prior to or at the time of the completion of the merger are expected to differ from the amounts outstanding as of June 30, 2025. Depending on the market conditions and cash on hand at Getty Images at the time of the completion of the merger, Getty Images may borrow more than or less than the amounts presented above. See sensitivity analysis below.

The interest expense on the expected new debt is based on an estimated average fixed interest rate of approximately 11.65%, which is based on Getty Images’ current estimates and the fixed interest rate obtained by Getty Images in connection with the Dollar Fixed Rate Term B-1 Loans and Senior Secured Notes, due at maturity and reflects the amortization of estimated debt issuance costs. Interest expense may be higher or lower depending on the actual interest rate on the new borrowings and the actual borrowing amounts.

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Interest expense on new debt from expected senior notes offering or refinancing of the Amended Credit Facility	$32,505	$65,548
Interest expense on Term B-1 Loans and Senior Secured Notes	14,119	103,865
Interest expense on refinancing of the Existing Senior Notes	21,117	42,583
Amortization of issuance costs	3,165	9,961
Reversal of interest expense on Existing Credit Agreement and Existing Senior Notes	(27,061)	(129,528)
Reversal of amortization expense on Existing Credit Agreement and Existing Senior Notes	54	(2,509)
Net pro forma financing adjustment to interest expense	$43,899	$89,920

The following table reflects the estimated impact to the pro forma adjustment to interest expense, on an annualized basis, as a result of interest rate changes of plus or minus 12.5 basis points. The table below also reflects the impact of an increase or decrease in borrowing amounts of $50 million.

	Interest Rate
Borrowings	-12.5 Basis Points	Base Case	+12.5 Basis Points
-$50 million	$(7.0)	$(6.2)	$(4.8)
Base Case	(1.2)	-	1.2
+$50 million	4.4	5.9	7.1

4(e)	Reflects the recognition of a non-recurring gain on extinguishment of debt for the anticipated write-off of $0.4 million in unamortized debt issuance premiums attributed to the Existing Senior Notes.

4(f)	Reflects the adjustment to income tax (expense) benefit for the year ended December 31, 2024 as a result of the income tax effects of the gain on extinguishment of debt described in Note 4(e), at the estimated combined statutory tax rate of 25%. No adjustment to income tax (expense) benefit is expected for the proforma impact of interest expense in the six months ended June 30, 2025 and year ended December 31, 2024 due to disallowance of interest deductions for income tax purposes and additional valuation allowance against the interest attributes generated. This estimated statutory tax rate is not necessarily indicative of the statutory tax rate of Getty Images following the merger, which could be significantly different.

Note 5 – Pro Forma Transaction Accounting Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 to reflect the effects of the merger:

5(a)	Reflects the total estimated merger consideration as outlined in Note 3, consisting of (i) cash consideration totaling $615.7 million for cash consideration to be paid to holders of Shutterstock common stock and the repayment of Shutterstock’s outstanding indebtedness (inclusive of $1.6 million of accrued interest reported in accrued expenses), (ii) the estimated fair value of approximately 325,559,080 shares of Getty Images common stock to be issued to holders of Shutterstock common stock totaling $608.8 million, plus (iii) the estimated fair value attributed to precombination services for converted Shutterstock equity awards of $22.0 million. See Note 3 for significant estimates and assumptions used to estimate the total merger consideration for the purpose of preparing the pro forma condensed combined financial information.

5(b)	Reflects the anticipated write-off by Shutterstock of its unamortized term loan discount of $0.6 million, and capitalized issuance costs related to Shutterstock’s revolving line of credit, $0.3 million of which is reported in prepaid expenses and $1.0 million reported in other assets, and a resulting increase to accumulated deficit of $2.0 million, due to the expected payoff of Shutterstock’s indebtedness as provided for in the merger agreement.

5(c)	Reflects the elimination of Shutterstock’s historical stockholders’ equity balances, net of the pro forma adjustments to accumulated deficit described herein, as follows (in thousands):

	Common stock	Treasury stock	Additional paid-in capital	Retained earnings / (Accumulated deficit)		Accumulated other comprehensive loss
Shutterstock historical (as adjusted) equity balances	$407	$(269,804)	$496,883	$361,206		$(2,529)
Pro forma adjustment to write-off of Shutterstock’s debt issuance costs	-	-	-	(1,976)	5(b)	-
Net adjustment to eliminate Shutterstock historical equity balances	$(407)	$269,804	$(496,883)	$(359,230)		$2,529

5(d)	Reflects the adjustment to reverse the net book value of Shutterstock’s capitalized internal-use software of $57.7 million, which will be recorded at its estimated fair value as developed technology within intangible assets, see Note 5(e) below.

5(e)	Reflects a net adjustment to recognize the estimated fair value of Shutterstock’s identifiable intangible assets, partially offset by the reversal of Shutterstock’s historical net book value of intangible assets. The estimated net fair value adjustment and the useful life of the intangible assets expected to be acquired is as follows (in thousands):

	Estimated fair value	Average estimated useful life (years)	For the six months ended June 30, 2025	For the year ended December 31, 2024
Content distribution rights	$105,000	12.0	$4,375	$8,750
Customer relationships	450,000	12.9	17,442	34,884
Trade name	220,000	10.0	11,000	22,000
Developed technology	105,000	5.0	10,500	21,000
Total estimated fair value of intangible assets acquired	$880,000		43,317	86,634
Shutterstock historical carrying value of intangible assets, net	(238,037)
Net adjustment to intangible assets, net of accumulated amortization	$641,963

The preliminary fair values of content distribution rights and customer relationships were estimated using the “multi-period excess earnings” method, an income approach that considers the net cash flows expected to be generated by the intangible asset by excluding any cash flows related to contributory assets. Significant assumptions include the customer attrition rate, contributory asset charges, and the concluded discount rate.

The preliminary fair values of trade name and developed technology were estimated using the “relief-from-royalty” method, an income approach that considers the market-based royalty a company would pay to enjoy the benefits of the trade name or technology in lieu of actual ownership of the trade name or technology. The hypothetical streams of royalty payments are then discounted to present value. Significant assumptions used to estimate the preliminary fair value of trade name and developed technology under this method include the estimated royalty rate, the concluded discount rate and for developed technology, the estimated time frame in which the technology would be used.

The identified intangible assets and related amortization are preliminary and based on preliminary valuations prepared by third-party advisors and reviewed by management. As discussed above, the amount that will ultimately be allocated to identified intangible assets and the subsequent amortization expense may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits are expected to be derived. Therefore, the amount of amortization following the merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identified intangible asset.

Amortization related to the identified intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above, as further described in Note 5(m).

5(f)	Reflects total estimated merger-related transaction costs incurred or expected to be incurred by Getty Images of $61.1 million of which $35.4 million is expected to be paid at or prior to the closing and is presented as an adjustment to cash and cash equivalents. Of the total estimated merger-related transaction costs:

●	$4.1 million was incurred during the year ended December 31, 2024;

●	$32.4 million was incurred during the six months ended June 30, 2025, of which $10.8 million is unpaid as of June 30, 2025 and reflected in accounts payable and accrued expenses for $0.9 million and $9.9 million, respectively; and

●	$24.6 million was not yet incurred and is reflected as an adjustment to accumulated deficit.

5(g)	Reflects the adjustment for merger-related compensation expected to be payable to certain of Shutterstock’s named executive officers expected to be terminated upon or subsequent to the closing. The terms of Shutterstock’s employment and severance agreements with Jonathan Oringer, Paul J. Hennessy, and Rik Powell (as more fully described in the section titled “Merger-Related Compensation for Shutterstock’s Named Executive Officers” in the prospectus filed with the Securities and Exchange Commission on April 30, 2025) include provisions that require certain cash payments and accelerated vesting of equity-based awards upon both a change of control event and a subsequent termination (“dual-trigger arrangements”).

The pro forma adjustment to the unaudited pro forma condensed combined balance sheet as of June 30, 2025 reflects an aggregate adjustment to accumulated deficit of $14.2 million reflecting the incremental compensation costs for the dual-trigger arrangements for which both criteria required for payment are expected to be met as of the closing, comprised of the following:

●	Estimated severance, bonus, and benefits payments totaling $2.8 million (of which $1.8 million is reflected as a reduction to cash and $1.0 million is reflected as an increase to accrued expenses based on the expected timing of termination following the closing);

●	Estimated cash payment totaling $5.4 million (of which $3.9 million is reflected as an immediate reduction to cash and $1.5 million is reflected as an increase to accrued expenses based on the expected timing of termination following the closing), representing the acceleration of the deferred cash payment of $9.50 per share of Shutterstock common stock underlying the outstanding and unvested Shutterstock RSU awards and PSU awards held by the executives, as further described in Note 5(q); and

●	Adjustment to additional paid-in capital for $6.1 million reflecting the incremental share-based compensation cost resulting from accelerated vesting of the Getty Images replacement equity awards expected to be issued to the executives, measured in the same manner as described in Note 5(q), but assumed to be recognized immediately upon the closing.

5(h)	Reflects the adjustment to recognize a deferred tax liability of approximately $146.1 million (with a corresponding adjustment to goodwill of $146.1 million). Arises from the excess book intangible value over tax basis from the preliminary purchase price allocation. In addition, $77.1 million of Shutterstock’s historical deferred tax assets were reclassed to a deferred tax liability to reflect appropriate jurisdictional netting. Deferred taxes are established based on a blended statutory tax rate based on jurisdictions where income is generated. The blended statutory tax rate of Getty Images following the transaction may be significantly higher or lower depending on post-merger activities, including the geographical mix of taxable income. This determination is subject to change based upon the final determination of the fair value of assets acquired and liabilities assumed on the acquisition date.

5(i)	Reflects an adjustment to deferred income tax liabilities due to the release of Getty Images’ valuation allowance of approximately $21.3 million as a direct result of the additional deferred tax liabilities that will be assumed as part of the acquisition of Shutterstock.

5(j)	Reflects a net adjustment to recognize the preliminary estimated goodwill expected to arise from the merger, partially offset by the elimination of Shutterstock’s historical goodwill balance. See Note 3 for significant estimates and assumptions used to determine the preliminary estimate of goodwill for the purpose of preparing the pro forma condensed combined financial information. Goodwill arising from the merger may change materially from the amount presented due to a number of factors. A sensitivity analysis of goodwill is presented in Note 3.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and the year ended December 31, 2024 to reflect the effects of the merger:

5(k)	Reflects the elimination of Shutterstock’s historical depreciation of capitalized internal-use software, which will be recorded as amortization of the developed technology intangible asset described in Note 5(e) after the merger.

5(l)	Reflects the elimination of Shutterstock’s historical amortization of intangible assets, inclusive of the pro forma adjustments to reflect the amortization of intangible assets acquired by Shutterstock in the Envato Acquisition in Note 6(b) below for the year ended December 31, 2024.

5(m)	Reflects the estimated incremental amortization expense related to the acquired intangible assets, which is calculated assuming a straight-line method of amortization based on the preliminary estimated fair values and useful lives presented Note 5(e) above. The amount of amortization will ultimately be based on the periods in which the associated economic benefits are expected to be derived and the pattern of benefit for each intangible asset, and therefore, the amount following the merger may differ significantly between periods based upon the final values assigned and amortization methodology used for each intangible asset.

A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of $4.3 million and $8.7 million to the amortization amounts as presented in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively, assuming a weighted average estimated useful life of 11 years.

5(n)	Reflects the elimination of Shutterstock’s historical stock-based compensation expense for Shutterstock equity awards expected to be converted into Getty Images RSU awards or Getty Images options, as applicable, at the closing of the merger.

5(o)	Reflects the recognition of new stock-based compensation expense for the post-combination portion of replacement equity awards expected to be issued in connection with the merger, inclusive of the effects of accelerated vesting for dual-trigger arrangements expected to be satisfied as of the closing as discussed in Note 5(g).

The post-combination portion of the replacement equity awards is expected to be recognized ratably over the remaining service period of each award, and is based on (A) the estimated fair value-based measure of the new Getty Images equity awards, less (B) the amount allocated to pre-combination services and thus included in the preliminary purchase price calculated in Note 3. The fair value-based measure of each replacement Getty Images RSU award was estimated as the closing price of Getty Images common stock on September 9, 2025. The fair value-based measure of the replacement Getty Images options was estimated using the Black-Scholes option pricing model with the closing price of Getty Images common stock on September 9, 2025 and the following significant assumptions:

Getty Images common stock price	$1.87
Exercise price(1)	$2.31
Expected volatility	50.00%
Risk-free rate of return	4.09%
Remaining term of awards (years)	0.47
Expected rate of dividends	None

(1)	The exercise price of the converted Getty Images options is calculated using the closing price of Getty Images common stock on September 9, 2025. The equity award exchange ratio used to calculate the exercise prices presented above is an estimate only. The final exercise prices will be determined based on the final equity award exchange ratio determined at closing, calculated pursuant to the formula prescribed by the merger agreement (described in the section titled “The Merger” above).

The adjustment for stock-based compensation expense also includes the estimated deferred cash payment that will be paid to holders of outstanding and unvested Shutterstock RSU awards and PSU awards in accordance with the merger agreement, equal to $9.50 per share of Shutterstock common stock underlying the unvested Shutterstock RSU award or PSU award, as applicable. The deferred cash payment to the award holders will be subject to the same vesting terms applicable to the Shutterstock RSU award or PSU award immediately prior to the effective time of the merger (other than accelerated vesting resulting from dual-trigger arrangements discussed above in Note 5(g)). Therefore, Getty Images expects to recognize the cash payment as incremental compensation expense ratably over the remaining service period of each award.

The pro forma adjustment for stock-based compensation expense in the unaudited pro forma condensed combined statement of operations is comprised of the following (in thousands):

	Six Months Ended	Year Ended
	June 30,	December 31,
	2025	2024
Post-combination share-based compensation expense	$9,659	$31,205
Post-combination cash compensation expense	7,282	24,070
Total pro forma adjustment to selling, general, and administrative expense	$16,941	$55,275

The pro forma adjustment to the unaudited condensed combined statement of operations for the year ended December 31, 2024 presented above includes $6.1 million and $5.4 million of share-based compensation expense and cash compensation expense, respectively, reflecting the estimated impact of the accelerated vesting of equity awards for the dual-trigger arrangements held by Shutterstock’s named executive officers for which both criteria required for payment are expected to be met as of the closing. See Note 5(g) for further details. The effects of the dual-trigger arrangements are assumed to be recognized upon the closing and thus do not impact the unaudited condensed combined statement of operations for the six months ended June 30, 2025.

5(p)	Reflects a non-recurring adjustment to record the estimated merger-related transaction costs of approximately $24.6 million that was or is expected to be incurred by Getty Images after June 30, 2025. Transaction costs of $32.4 million and $4.1 million are reflected in Getty Images’ historical statements of operations for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively. Direct transaction costs are expensed as incurred and these additional transaction costs are reflected as if incurred on January 1, 2024, the date the merger is assumed to have been completed for the purposes of the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 does not reflect an adjustment for merger-related transaction costs as such costs are not expected to recur beyond one year from the acquisition date.

5(q)	Reflects the estimated cash severance, bonus, and benefits payments expected to be payable for the dual-trigger arrangements held by Shutterstock’s named executive officers for which both criteria required for payment are expected to be met as of the closing, and therefore reflected as incremental selling, general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024. This adjustment excludes the incremental share-based compensation cost resulting from accelerated vesting of the Getty Images replacement equity awards, which is included in the adjustment described in Note 5(o). See Note 5(g) for further details. The effects of the dual-trigger arrangements are assumed to be recognized upon the closing and thus do not impact the unaudited condensed combined statement of operations for the six months ended June 30, 2025.

5(r)	Reflects an adjustment to income tax (expense) benefit as a result of the income tax effects of the pro forma transaction accounting adjustments herein. The estimated combined statutory tax rate of 25% was applied to transaction accounting adjustments of $17.4 million and $(18.2) million for the six months ended June 30, 2025 and December 31, 2024, respectively. Also reflects a benefit related to a release of valuation allowance of approximately $21.3 million for the year ended December 31, 2024, as further described in Note 5(i). The estimated statutory tax rate is not necessarily indicative of the statutory tax rate of Getty Images following the merger, which could be significantly different depending on various factors.

5(s)	Pro forma basic and diluted net income (loss) per share has been adjusted to reflect the pro forma adjustments herein for the six months ended June 30, 2025 and the year ended December 31, 2024. In addition, the basic and diluted weighted-average shares of Getty Images has been adjusted to reflect the estimated total number of shares of common stock to be issued to holders of Shutterstock common stock, as if the issuance of additional shares in connection with the mergers had been issued and outstanding for the entire period presented. The following table sets forth the computation of pro forma combined basic and diluted net income (loss) per share (in thousands, except share and per share amounts):

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Pro forma net income (loss) attributable to Getty Images Holdings, Inc. Class A common stockholders	$(111,821)	$8,457

Weighted-average Class A common stock outstanding:
Historical Getty Images weighted-average Class A common stock outstanding - Basic(1)	413,110,883	409,144,863
Shares of Getty Images Class A common stock to be issued to Shutterstock stockholders pursuant to the merger agreement(2)	325,559,080	325,559,080
Pro forma weighted-average Class A common stock outstanding - Basic	738,669,963	734,703,943

Historical Getty Images weighted-average Class A common stock outstanding - Diluted(1)	413,110,883	414,870,801
Shares of Getty Images Class A common stock to be issued to Shutterstock stockholders pursuant to the merger agreement(2)	325,559,080	325,559,080
Dilutive effect of Getty Images RSU awards to be issued to holders of Shutterstock equity awards(3)	-	19,962,812
Pro forma weighted-average Class A common stock outstanding - Diluted(3)	738,669,963	760,392,693

Pro forma net income (loss) per share attributable to Getty Images Holdings, Inc. common stockholders:
Basic	$(0.15)	$0.01
Diluted	$(0.15)	$0.01

(1)	As reported by Getty Images for the six months ended June 30, 2025 and the year ended December 31, 2024.

(2)	Based on 35,502,626 shares of Shutterstock common stock outstanding as of September 9, 2025, multiplied by the fixed per share stock consideration of 9.17 shares of Getty Images common stock as set forth in the merger agreement.

(3)	Due to the pro forma net loss for the six months ended June 30, 2025, all potentially dilutive securities, including 3,758,380 Getty Images options and 41,978,746 Getty Images RSU awards expected to be issued to holders of outstanding Shutterstock equity awards were determined to be antidilutive. Therefore, the pro forma diluted net loss per share is the same as the pro forma basic net loss per share. For the year ended December 31, 2024, the dilutive effect of Getty Images options and Getty Images RSU awards expected to be issued to holders of outstanding Shutterstock equity awards were calculated in accordance with the treasury stock method and excludes 3,758,380 replacement Getty Images options which are expected to be antidilutive.

Note 6 – Pro Forma Adjustments for Envato Acquisition

Certain pre-closing acquisition adjustments have been made in the historical presentation of Shutterstock’s statement of operations for the year ended December 31, 2024 to present the effects of the Envato Acquisition. Shutterstock (as adjusted) presented in the condensed combined statements of operations for the year ended December 31, 2024 reflects the effects of the Envato Acquisition as if the acquisition had been consummated on January 1, 2024, the beginning of the earliest period presented.

The results of Envato are included in the historical financial information of Shutterstock from July 22, 2024. Accordingly, no adjustments have been made to the historical financial information for Shutterstock as presented in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 for the Envato Acquisition. Adjustments have been made to the historical financial information for Shutterstock as presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 to include the results of Envato from January 1, 2024 to July 22, 2024.

The adjustments to reflect the effects of the Envato Acquisition on Shutterstock’s historical audited consolidated statement of operations for the year ended December 31, 2024 are summarized as follows (in thousands, except per share amounts).

			Envato Acquisition
	Historical	Envato	Transaction
	Shutterstock	As Reclassified	Accounting		Shutterstock
	As Reported	(Note 7)	Adjustments	Note	As Adjusted
Revenue	$935,262	$108,988	$		$1,044,250

Operating expenses:
Cost of revenue	396,297	42,117	(75)	6(a)	446,456
	-		8,117	6(b)
Sales and marketing	222,704	15,969			238,673
Product development	88,417	13,686			102,103
General and administrative	159,136	24,607	(1,574)	6(a)	183,885
			1,716	6(b)
Total operating expenses	866,554	96,379	8,184		971,117
Income from operations	68,708	12,609	(8,184)		73,133
Interest expense	(10,561)	(662)			(11,223)
Other income / (expense), net	4,401	1,276			5,677
Income before income taxes	62,548	13,223	(8,184)		67,587
Provision for income taxes	26,616	3,097	(2,455)	6(c)	27,258
Net income	$35,932	$10,126	$(5,729)		$40,329

Earnings per share:
Basic	$1.02				$1.14
Diluted	$1.01				$1.13

Weighted average shares outstanding:
Basic	35,330				35,330
Diluted	35,658				35,658

6(a)	Reflects the elimination of Envato’s historical amortization of intangible assets as follows (in thousands):

Period from January 1, 2024 to July 22, 2024
Cost of revenue	$(75)
General and administrative	(1,574)

6(b)	Reflects the incremental amortization expense related to the intangible assets acquired by Shutterstock for the period from January 1, 2024 to July 21, 2024. Amortization is calculated assuming a straight-line method of amortization based on the estimated fair value and useful lives of each intangible asset as of the closing of the Envato Acquisition. The intangible assets acquired by Shutterstock include the trademark, developed technology and customer relationships, and were determined to have weighted average useful lives of approximately 10 years, 5 years, and 6 years, respectively. The following summarizes the pro forma adjustment to record the incremental amortization expense resulting from Shutterstock’s acquisition of Envato (in thousands):

Period from January 1, 2024 to July 22, 2024
Cost of revenue	$8,117
General and administrative	1,716

6(c)	Reflects the estimated income tax impact of the pro forma transaction accounting adjustments for the Envato Acquisition as described herein, using the statutory tax rate in Australia of 30%.

Note 7 – Envato Pre-Acquisition Adjustments and Reclassifications

For purposes of preparing Shutterstock (as adjusted), presented in the pro forma condensed combined statement of operations for the year-ended December 31, 2024, certain pre-acquisition adjustments and reclassifications have been made to conform the historical presentation of Envato’s statement of profit or loss to conform to the historical presentation of Shutterstock’s statement of operations used in the unaudited pro forma condensed combined statement of operations. Envato’s statements of profit or loss were prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”). There were no material adjustments required to convert these financial statements to United States generally accepted accounting principles (“U.S. GAAP”).

The following sets forth the pre-acquisition adjustments and reclassifications made to conform Envato’s statement of profit or presentation to Shutterstock’s statement of operations presentation for the year ended December 31, 2024 (in thousands):

		Period from January 1, 2024 to July 22, 2024
Envato caption	Shutterstock caption	Envato (Note 8)	Pre-Acquisition Adjustments	Note	Reclassification Adjustments	Note	Envato As Reclassified
Revenue from ordinary activities	Revenue	$108,988	$-		$-		$108,988
Direct costs		30,636	-		(30,636)	7(b)	-
	Cost of revenue		-		30,636	7(b)	30,636
Employee costs		31,906	-		(31,906)	7(c)	-
	Cost of revenue		-		5,313	7(c)	5,313
	Sales and marketing		-		4,389	7(c)	4,389
	Product development		-		12,031	7(c)	12,031
	General and administrative		-		10,173	7(c)	10,173
Service provider expenses		1,859	-		(1,859)	7(d)	-
	Cost of revenue		-		711	7(d)	711
	Sales and marketing		-		32	7(d)	32
	Product development		-		542	7(d)	542
	General and administrative		-		574	7(d)	574
Depreciation, amortization and impairment		1,889	-		(1,889)	7(e)	-
	Cost of revenue		-		86	7(e)	86
	General and administrative		-		1,803	7(e)	1,803
Data and software expenses		8,093	-		(8,093)	7(f)	-
	Cost of revenue		-		5,371	7(f)	5,371
	Sales and marketing		-		348	7(f)	348
	Product development		-		1,113	7(f)	1,113
	General and administrative		-		1,261	7(f)	1,261
Marketing expenses	Sales and marketing	11,200	-		-		11,200
Travel expenses	General and administrative	573	-		-		573
Rental expenses	General and administrative	99	-		-		99
Professional fees	General and administrative	8,956	-		-		8,956
Foreign exchange loss / (income)	Other income / (expense), net	1,002	-		-		1,002
Other expenses	General and administrative	1,168	-		-		1,168
Operating profit	Income before income taxes	11,607	-		-		11,607
Finance income	Other income / (expense), net	2,278	-		-		2,278
Finance costs		(662)	-		662	7(g)	-
	Interest expense	-	-		(662)	7(g)	(662)
Impairment of investment in associate account for using the equity method		(1,559)	1,559	7(a)	-		-
Share of losses of associates accounted for using the equity method		1,588	(1,588)	7(a)	-		-
Profit before income tax	Income before income taxes	13,252	(29)		-		13,223
Income tax expense	Provision for income taxes	3,097	-		-		3,097
Profit for the period	Net income	$10,155	$(29)		$-		$10,126

7(a)	Adjustments to eliminate Envato’s share of losses and impairment of equity method investment that was disposed of prior to Shutterstock’s acquisition of Envato.

7(b)	Represents the reclassification of “Direct cost” on Envato’s statement of profit or loss into “Cost of revenue” to conform to Shutterstock’s statement of operations presentation.

7(c)	Represents the reclassification of “Employee cost” on Envato’s statement of profit or loss into “Cost of revenue”, “Sales and marketing”, “Product development” and “General and administrative” to conform to Shutterstock’s statement of operations presentation.

7(d)	Represents the reclassification of “Service provider expenses” on Envato’s statement of profit or loss into “Cost of revenue”, “Sales and marketing”, “Product development” and “General and administrative” to conform to Shutterstock’s statement of operations presentation.

7(e)	Represents the reclassification of “Depreciation, amortization and impairment” on Envato’s statement of profit or loss into “Cost of revenue” and “General and administrative” to conform to Shutterstock’s statement of operations presentation.

7(f)	Represents the reclassification of “Data and software expenses” on Envato’s statement of profit or loss into “Cost of revenue”, “Sales and marketing”, “Product development” and “General and administrative” to conform to Shutterstock’s statement of operations presentation.

7(g)	Represents the reclassification of “Finance costs” on Envato’s statement of profit or loss into “Interest expense” to conform to Shutterstock’s statement of operations presentation.

Note 8 – Envato Statement of Profit or Loss Reconciliation

For purposes of preparing Shutterstock (as adjusted), presented in the pro forma condensed combined statement of operations for the year-ended December 31, 2024, to derive the results of Envato for the period prior to the Envato Acquisition, from January 1, 2024 to July 22, 2024, the historical audited statement of profit and loss and other comprehensive income for the twelve months ended June 30, 2024 of Envato was adjusted by deducting Envato’s unaudited statement of profit and loss for the six months ended December 31, 2023, and adding the unaudited results for Envato from July 1, 2024 to July 22, 2024, immediately prior to the date the Envato Acquisition was consummated.

The following presents a reconciliation of Envato’s statement of profit or loss for the period from January 1, 2024 to July 22, 2024 (in thousands):

	Historical
	Twelve months ended June 30, 2024 (A)	Six months ended December 31, 2023 (B)	Period from July 1, 2024 to July 22, 2024* (C)	Period from January 1, 2024 to July 22, 2024 (A - B + C)
Revenue from ordinary activities	$197,236	$99,804	$11,556	$108,988

Direct costs	55,814	28,601	3,423	30,636
Employee costs	53,457	24,776	3,225	31,906
Service provider expenses	3,258	1,791	392	1,859
Depreciation, amortization and impairment	3,614	1,887	162	1,889
Data and software expenses	14,509	6,987	571	8,093
Marketing expenses	22,287	11,786	699	11,200
Travel expenses	880	351	44	573
Rental expenses	89	14	24	99
Professional fees	9,762	1,384	578	8,956
Foreign exchange loss / (income)	551	(364)	87	1,002
Other expenses	2,055	902	15	1,168
Operating profit	30,960	21,689	2,336	11,607
Finance income	3,150	1,019	147	2,278
Finance costs	(5,239)	(4,592)	(15)	(662)
Impairment of investment in associate account for using the equity method	(1,559)	-	-	(1,559)
Share of losses of associates accounted for using the equity method	(187)	(1,775)	-	1,588
Profit before income tax	27,125	16,341	2,468	13,252
Income tax expense	8,400	5,556	253	3,097
Profit for the period	$18,725	$10,785	$2,215	$10,155

*	Derived from the books and records of Envato